Seligman Frontier Fund, Inc.
                                          Exhibit: Sub-item 77C
                             Matters Submitted to a Vote of Security Holders



             Shareholders of Seligman Frontier Fund, Inc. voted on the following proposals at the Special Meeting of Shareholders held on November 3, 2008. The description of each proposal and number of shares voted are as follows:

             Proposal 1
             To consider and vote upon the proposed Investment Management Services Agreement with River-
             Source Investments, LLC:

                    For                   Against                   Abstain
                    ---                   -------                   -------
               2,787,225.641            115,012.293                 78,029.756

             Proposal 2
             To elect 10 directors
             to the Board:

                                        For                         Withheld
             Kathleen Blatz         3,466,770.693                   145,501.997
             Arne H. Carlson        3,465,314.694                   146,957.996
             Pamela G. Carlton      3,463,759.784                   148,512.906
             Patricia M. Flynn      3,466,770.693                   145,501.997
             Anne P. Jones          3,465,125.076                   147,147.614
             Jeffrey Laikind        3,462,768.548                   149,504.142
             Stephen R. Lewis, Jr.  3,464,446.675                   147,826.015
             Catherine James Paglia 3,464,059.454                   148,213.236
             Alison Taunton-Rigby   3,465,737.581                   146,535.109
             William F. Truscott    3,465,485.489                   146,787.201